UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 5, 2009

BLACKHAWK CAPITAL GROUP BDC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	814-00678 (Commission File Number)	20-1031329 (IRS Employer Identification No.)

14 Wall Street, 11th Floor New York, New York (Address of principal executive offices)	10005 (Zip Code)

Registrant’s telephone number, including area code: (212) 566-8300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1                      Registrant's Business and Operations
Item 1.01                      Entry into a Material Definitive Agreement

Blackhawk Capital Group BDC, Inc., a Delaware corporation and a business development company registered under the Investment Company Act of 1940, as amended ("Blackhawk" or the "Company") retained John W. Loofbourrow Associates, Inc. ("JWL") to act as its placement agent to raise equity capital in its private placement offering ("Offering") under Rule 506 of the Securities Act of 1933, as amended ("Securities Act") for Blackhawk pursuant to a placement agent agreement dated March 6, 2009 ("Placement Agent Agreement").  JWL will solicit interest from a limited number of potential investors who are Qualified Institutional Buyers ("QIBs") as defined under Rule 144A under the Securities Act and "accredited investors" as defined under Regulation D under the Securities Act in connection with raising equity capital for Blackhawk in the Offering.  The minimum amount to be raised by JWL is $3,000,000 and the maximum amount is $25,000,000.  In return for JWL's services, Blackhawk will pay a placement agent a cash fee equal to ten percent (10%) of the purchase price ($5.00 per share) of any securities placed with a prospective investor by JWL and purchased by the investor.  Blackhawk does not have to reimburse JWL for its expenses.  The Placement Agent Agreement commenced on March 6, 2009 and terminates on March 31, 2009 (the "Term").  The parties may extend the Term by mutual agreement.

The Placement Agent Agreement also provides that from March 6, 2009 until March 31, 2009 (the "Period"), JWL shall have the exclusive right on behalf of the Company to solicit prospective investors who are QIBs and/or accredited investors regarding the possible sale to such investors of shares.  During the Period, JWL does not have the right to conduct any other discussions on behalf of the Company regarding any matter other than the sale of the shares to the prospective investors.  For purposes of clarification, the Company during the Period agreed to deal exclusively with JWL concerning the sale of the shares and discontinue any discussions with respect to any previously received third party proposals with respect to the sale of such shares.  The Placement Agent Agreement contains customary indemnification and confidentiality provisions.  The Placement Agent Agreement also provides that for a period of one year from the termination date of the Placement Agent Agreement, if JWL enters into a selling group in any subsequent securities offerings of Blackhawk, then JWL shall receive additional financing fees if Blackhawk sells securities to those investors previously introduced by JWL.  The additional fees payable to JWL will be at the same rate as any underwriting or placement fees that are listed in any Blackhawk future offering memorandum or prospectus.

The Placement Agent Agreement further provides that Blackhawk shall have the right to identify investors with which it has affiliations who would be suitable QIBs and accredited investors for the Offering ("Company-Introduced Investors").  In the event that Blackhawk decides that these investors are suitable for the Offering and these investors purchase securities in the Offering, no fees shall be due to JWL respecting shares purchased by Company-Introduced Investors.

As discussed in Item 1.02 below, on March 5, 2009, Blackhawk terminated Two Placement Agent Agreements (as defined below) prior to entering into on March 6, 2009 the Placement Agent Agreement with JWL.

Item 1.02                      Termination of a Material Definitive Agreement

On March 5, 2009, Blackhawk terminated the Two Placement Agent Agreements (as defined below).  Blackhawk is a party to: (i) the placement agent agreement dated January 16, 2009 ("First Placement Agreement") by and among Blackhawk, JWL and EquitySmith, Inc., a California corporation ("ESI") with respect to the private placement of a minimum of $3 million and a maximum of $10 million in aggregate purchase price of shares of Common Stock, of Blackhawk to QIBs and "accredited investors" pursuant to Blackhawk's Rule 506 private placement offering under the Securities Act; and (ii) the placement agent agreement dated February 13, 2009 ("Second Placement Agreement") between Blackhawk and ESI with respect to the private placement of $25 million (increasing the $10 million maximum referenced in (i) above) of Common Stock of Blackhawk to QIBs and accredited investors in Blackhawk's Rule 506 private placement offering under Regulation D under the Securities Act.  On February 17, 2009, the parties entered into an amendment of the First Placement Agreement to extend its term to March 17, 2009.  The term of the Second Placement Agreement also runs to March 17, 2009.  The First Placement Agreement and Second Placement Agreement are referred to collectively herein as the "Two Placement Agent Agreements."

Blackhawk terminated the Two Placement Agent Agreements because it was advised that ESI may not under its FINRA regulatory licensing status sell shares of Common Stock to QIBs.  No early termination penalties were incurred by Blackhawk resulting from the termination of the Two Placement Agent Agreements.

The Two Placement Agent Agreements were reported by Blackhawk in two Form 8-Ks filed with the Securities and Exchange Commission on February 19, 2009 and January 20, 2009, respectively, and information set forth in those Form 8-Ks is fully incorporated herein by reference as if fully set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKHAWK CAPITAL GROUP BDC, INC.

Date: March 6, 2009	By:	/s/ Craig A. Zabala
Craig A. Zabala
Chief Executive Officer